Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of
Clearwater Investment Trust:

We consent to the use of our report dated February 29, 2012, with respect to the financial statements of Clearwater Core Equity Fund (formerly Clearwater Growth Fund), Clearwater Small Companies Fund (formerly Clearwater Small Cap Fund), Clearwater Tax-Exempt Bond Fund, and Clearwater International Fund, as of December 31, 2011, incorporated by reference herein and to the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Prospectus and the Statement of Additional Information of the Registration Statement.

(signed) KPMG LLP

Minneapolis, Minnesota
April 27, 2012